EXHIBIT 13

                               PURCHASE AGREEMENT

         LKCM Fund (the "Trust"), a Delaware business trust, and Luther King Capital Management Corporation, a Delaware Corporation, hereby agree as follows:

         1. The Trust hereby offers and Luther King Capital Management Corporation hereby purchases 10,000 shares of beneficial interest (representing an interest in the LKCM Small Cap Equity Fund) of the Trust (the "Shares") at a price of $10 per share. Luther King Capital Management Corporation hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Luther King Capital Management Corporation of the funds in the amount of $100,000 in full payment of the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

         2. Luther King Capital Management Corporation represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. The names "LKCM Fund" and "Trustees of LKCM Fund" refer, respectively, to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated February 10, 1994, to which reference is hereby made, and to any and all amendments thereto. The obligations of LKCM Fund entered into in the name or on behalf thereof by any of the Trustees, Shareholders or representatives of the trust personally, by bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 6th day of June, 1994.

Attest:                              LKCM FUND


________________________________     By:  ____________________________________


Attest:                              LUTHER KING CAPITAL MANAGEMENT CORPORATION


________________________________     By:  ____________________________________



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